Exhibit 10.1

LETTER AGREEMENT

This Letter Agreement (this “Agreement”), dated as of April 11, 2024, by and between EGT-East, LLC, a Delaware limited liability company (the “Investor”), and FiscalNote Holdings, Inc., a Delaware corporation (the “Company” and, together with the Investor, the “Parties”), modifies certain terms of those certain Senior Subordinated Convertible Promissory Notes made by the Company in favor of the Investor as of each of December 8, 2023 and January 5, 2024 (each, a “Note” and, together, the “Notes”). Capitalized terms used and not defined herein have the respective meanings assigned to them in each Note.

WHEREAS, the Parties desire to waive Section 3(b) of each Note to permit the Company to convert a portion of the principal amount of each Note into Conversion Shares prior to the time such Conversion Shares are Freely Tradeable and modify Section 3(a) of each Note to permit the Holder to convert the remaining portion of the Notes only on or after a specified date.

WHEREAS, the Parties entered into that certain AI Copilot Partnership Agreement, dated as of December 8, 2023 (the “Co-Pilot Agreement”), relating to, amongst other things, the issuance of Additional Shares (as defined in the Co-Pilot Agreement).

WHEREAS, the Investor has entered into a trading plan (the “Plan”) which governs sales of the Conversion Shares to be issued in respect of the Converted Principal Amount (as defined below) and/or Fee Shares (as defined in the Co-Pilot Agreement) as set forth in Exhibit A hereto.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in the Notes and this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Waiver. Solely with respect to the Converted Principal Amount (as defined below) and prior to giving effect to Section 3 hereof, the Investor hereby waives the proviso in the first sentence of Section 3(b) under each Note requiring Conversion Shares issued upon conversion by the Company pursuant to Section 3(b) of each Note to be registered for resale pursuant to an effective registration statement under the Securities act and Freely Tradeable, when issued.

2. Modification of Conversion Date. The Parties agree that, notwithstanding Section 3(a) of the Notes, the Holder shall only be permitted to convert all or a portion of the remaining principal amount of the Notes on or after June 30, 2024 pursuant to Section 3(a) of the Notes.

3. Agreement to Convert. The Parties hereby agree that the Company may, in reliance on paragraph 1 hereof, and shall convert approximately $1,600,000 in aggregate outstanding aggregate principal amount of the Notes (the “Converted Principal Amount”), consisting of $798,485 of the principal amount of the Note dated as of December 8, 2023 and all $801,010 of the principal amount of the Note dated as of January 5, 2024, into Conversion Shares pursuant to Section 3(b) of the Notes prior to the time such shares are Freely Tradeable, and the Company shall issue such Conversion Shares on or prior to the business day that immediately follows the date hereof.

4. Issuance of Fee Shares. The Parties hereby agree that the Company shall issue the Fee Shares (as defined in the Co-Pilot Agreement) concurrently with the Conversion Shares being issued pursuant to Section 3 hereof.

5. Trading Plan Termination. If the Investor terminates, or otherwise alters, amends or modifies, the Plan without the prior written consent of the Company at any time prior to the earlier of (i) June 30, 2024 and (ii) completion of all sales of Conversion Shares and Fee Shares covered thereunder, the Investor agrees to forfeit any rights to receive the Additional Shares (as defined in the Co-Pilot Agreement) pursuant to the terms of the Co-Pilot Agreement; provided, that the Investor may terminate the Plan and adopt a new trading plan that is with the same broker and is substantially consistent with the terms and conditions of the Plan as set forth in Exhibit A hereto without the prior written consent of the Company, which termination and adoption shall not result in any requirement to forfeit any amount of Additional Shares.

6. Information on Sales Proceeds. The parties agree that the Company and the Investor shall instruct the broker for the Plan to provide the Company (i) the number of shares of Common Stock sold, (ii) the date of such sale of Common Stock and (iii) the sales proceeds received upon the sale of such shares of Common Stock.

7. Forfeiture of Shares. If the Investor sells any Conversion Shares and/or Fee Shares (as defined in the Co-Pilot Agreement) for cash proceeds, net of brokerage fees and expenses, equal to 150% of the aggregate principal amount of the Notes (the “Maximum Sales Proceeds”), the Investor shall be required to return any remaining Common Stock to the Company and shall cooperate with the Company and deliver all documents reasonably requested to effectuate such return of the Common Stock. In addition, the Parties agree to cancel any aggregate principal amount of any Notes outstanding once the Maximum Sales Proceeds are received by the Investor from the sale of any Conversion Shares and/or Fee Shares.

8. Effect of Agreement. Except as amended or waived hereby, the existing Notes are in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect and are hereby incorporated by reference, except as waived, modified, amended and/or restated as set forth herein. In the event of any inconsistency or conflict between the provisions of the Notes and this Agreement, the provisions of this Agreement will prevail and govern. All references to the existing Notes shall hereinafter refer to the existing Note as waived and modified by this Agreement.

9. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.

10. Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings between the Parties relating thereto.

11. Further Assurances. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

12. Counterparts. This Agreement may be executed in counterparts and delivered by facsimile or any similar electronic transmission device, each of which shall be deemed an original, but all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

FISCALNOTE HOLDINGS, INC.

By:	/s/ Tim Hwang
Name:	Tim Hwang
Title:	Chief Executive Officer

EGT-EAST, LLC

By:	/s/ Jasper Lau
Name:	Jasper Lau
Title:	CEO